2929 Allen Parkway
Houston, Texas 77019
Phone: 713.439.8600
Fax: 713.439.8280
www.bakerhughes.com

Baker Hughes Appoints Lynn L. Elsenhans to Board of Directors

HOUSTON, TEXAS (May 21, 2012) – Baker Hughes Incorporated (NYSE: BHI) announced today that Lynn L. Elsenhans, former Executive Chairman, President and Chief Executive Officer of Sunoco, Inc., has been appointed to the global oilfield service company’s Board of Directors. Ms. Elsenhans will serve on the Audit/Ethics and Governance Committees for Baker Hughes. With her appointment, the board now has 13 directors.

Biographical Information

Lynn L. Elsenhans, 56, served as Executive Chairman of Sunoco, Inc. from January 2009 until May 2012, and Chief Executive Officer and President from August 2008 until March 2012. She also served as Chairman of Sunoco Logistics Partners L.P. from October 2008 until May 2012, and Chief Executive Officer from July 2010 until March 2012. She worked for Royal Dutch Shell in various capacities for more than 28 years. Ms. Elsenhans graduated from Rice University with a Bachelor of Arts in Mathematical Science in 1978 and earned a Masters of Business Administration from Harvard Business School in 1980. She is a member of the Board of Directors of GlaxoSmithKline effective July 2012, a member of the Board of Trustees at Rice University, a member of the Council of Overseers at the Jones School of Business at Rice and a member of the Board of the Texas Medical Center. Ms. Elsenhans resides in Houston.

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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company’s 58,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes’ century-long history, visit www.bakerhughes.com.

CONTACTS:

Media Relations:	Teresa Wong, +1.713.439.8110, teresa.wong@bakerhughes.com
Pam Easton, +1.713.439.8391, pamela.easton@bakerhughes.com

Investor Relations:	Adam B. Anderson, +1.713.439.8039, adam.anderson@bakerhughes.com
Eric S. Holcomb, +1.713.439.8822, eric.s.holcomb@bakerhughes.com